Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2009 SECOND QUARTER

AND SIX-MONTH FINANCIAL RESULTS

Second Quarter Highlights

•	Gross premiums written increased 40% over last year’s second quarter to $58.1 million, and increased 57% over the first quarter of 2009

•	Homeowner policies-in-force increased 44% over June 30, 2008 to 96,500, and increased 12% over March 31, 2009

•	Book value per share increased 16% to $4.73 at June 30, 2009, compared to $4.07 at December 31, 2008

•	Quarterly dividend of $0.05 per share was approved by the Board of Directors and will be payable on September 15, 2009 to shareholders of record on August 31, 2009

St. Petersburg, FL – August 13, 2009: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or “the Company”), a property and casualty insurance holding company, today reported its unaudited financial results for the three- and six-month period ended June 30, 2009. For the second quarter, the Company’s gross premiums written increased 40% to $58.1 million compared to $41.5 million during the second quarter of 2008. United also experienced an increase in gross premiums written of 35% for the six-month period ended June 30, 2009, compared to the prior year. Gross premiums written increased primarily as a result of the growth in new business and improved policy retention. The Company expects that the seasonality of its business will cause gross premiums written to level off in the third quarter.

“Our premium growth in the second quarter once again demonstrates that we can generate strong performance while still maintaining a disciplined underwriting approach regarding risk exposure.” said Don Cronin, President and Chief Executive Officer of United. “Our policyholders recognize the value of an insurer that provides its customers with quality products and services, so they are responding by choosing our policies.”

The Company received approval for a 12.7% overall rate increase for its homeowner product that will become effective on September 15, 2009, and also received approval for a 15% rate increase for its dwelling/fire product that will become effective on October 15, 2009.

On June 1, 2009, United entered into new reinsurance agreements with a total cost of $83.6 million for the 2009 storm season, an increase of $33.8 million compared to the total reinsurance costs for the 2008 storm season. These increased reinsurance costs, which have impacted all property and casualty insurers in the State of Florida, will be reflected ratably in the Company’s earnings through May 2010. United therefore expects to file for a rate adjustment to become effective January 1, 2010, to mitigate the impact of the higher reinsurance costs. “Raising rates is certainly not a step that we take lightly,” noted Mr. Cronin, “but given the current reinsurance climate, it is a step that is necessary so that we remain able to quickly respond to our policyholders’ needs, as we have since our inception.”

United Insurance Holdings Corp.	Page 2
August 13, 2009

Financial Review

Net premiums earned during the second quarter were $21.9 million, compared to $19.7 million during the second quarter of 2008. The increase in the year-to-date period over the same period in 2008 was $3.1 million, primarily a result of the growth in net premiums written over the past twelve months.

Losses and loss adjustment expenses (“LAE”) incurred during the second quarter were $11.5 million, compared to $5.3 million during the second quarter 2008. Losses and LAE for the six months ended June 30, 2009, increased $6.2 million to $18.7 million, compared to $12.5 million for the same period in 2008. The increases in losses and LAE were primarily due to a few large, non-routine fire losses that occurred in the second quarter and an increase in roof-damage claims that resulted from afternoon thunderstorm activity that occurred in May and June 2009. As the Company expected, the growth in the number of policyholders also contributed to the increase in losses and LAE. Despite the increases in losses and LAE, the frequency of claims remains in line with Company projections.

For the second quarter, the Company generated net income of $2.8 million, or $0.27 per diluted share, compared to net income of $9.2 million, or $0.78 per diluted share, for the same period last year. For the six-month period ended June 30, 2009, the Company generated net income of $6.0 million, or $0.57 per diluted share, compared to net income of $17.7 million, or $1.50 per diluted share, for the same period last year. The decrease in net income for the three- and six-month periods ended June 30, 2009, was primarily the result of increased losses and LAE in the second quarter, increased reinsurance costs that took effect in June, and policy assumption bonuses that United received from Citizens during 2008. United did not receive any policy assumption bonuses in 2009.

United’s cash and investment holdings totaled $196.2 million at June 30, 2009, and consisted primarily of investments in high-quality money market instruments, U.S. Treasuries, government agencies and high-quality corporate debt. Fixed maturities and cash represented approximately 94.7% of United’s total investments at June 30, 2009.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Friday, August 14, 2009, at 11:00 a.m. EDT.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (International)

A recorded replay of the call will be available until 11:00 p.m. EDT on August 17, 2009. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 21258384 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

United Insurance Holdings Corp.	Page 3
August 13, 2009

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in the State of Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling/fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: our ability to obtain approval for a rate adjustment from the Florida Office of Insurance Regulation, the impact of reinsurance costs on our operating results and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

### #### ###

CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Don Cronin		Adam Prior
Chief Executive Officer		Vice President
(727) 895-7737 /dcronin@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 /jrohloff@upcic.com

United Insurance Holdings Corp.	Page 4
August 13, 2009

Condensed Consolidated Statements of Income

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUE:
Gross premiums written	$58,147	$41,518	$95,178	$70,608
Gross premiums ceded	(86,073)	(52,203)	(87,974)	(53,565)

Net premiums written	(27,926)	(10,685)	7,204	17,043
Decrease in net unearned premiums	49,821	30,335	36,233	23,242

Net premiums earned	21,895	19,650	43,437	40,285
Net investment income	1,288	1,721	2,683	3,354
Net realized investment gains	1,513	1,035	705	878
Other-than-temporary impairment of investments	—	—	(1,878)	—
Commission and fees	867	651	1,633	1,298
Policy assumption bonus	—	1,371	—	4,283
Other revenue	757	512	1,724	1,292

Total revenue	26,320	24,940	48,304	51,390

EXPENSES:
Losses and loss adjustment expenses	11,538	5,343	18,739	12,474
Policy acquisition costs	5,574	4,377	10,502	8,599
Operating and underwriting expenses	2,061	1,554	3,864	3,092
Salaries and wages	766	722	2,050	1,530
General and administrative expenses	970	1,041	1,983	2,378
Interest expense	783	601	1,537	1,466

Total expenses	21,692	13,638	38,675	29,539

Income before income taxes	4,628	11,302	9,629	21,851
Provision for income taxes	1,781	2,143	3,657	4,159

Net income	$2,847	$9,159	$5,972	$17,692

Weighted average shares outstanding
Basic	10,573,932	10,548,932	10,562,468	10,548,932

Diluted	10,573,932	11,797,768	10,562,468	11,757,811

Earnings per share
Basic	$0.27	$0.87	$0.57	$1.68

Diluted	$0.27	$0.78	$0.57	$1.50

Dividends declared per share	$0.15	$—	$0.15	$—

PRO FORMA COMPUTATION OF INCOME TAXES FOR HISTORICAL PERIOD PRIOR TO THE MERGER:
Historical income before income taxes		$11,302		$21,851
Pro forma provision for income taxes		4,360		8,429

Pro forma net income		$6,942		$13,422

Pro forma earnings per share
Basic		$0.66		$1.27

Diluted		$0.59		$1.14

United Insurance Holdings Corp.	Page 5
August 13, 2009

Condensed Consolidated Balance Sheets

In thousands, except share and par value amounts

	June 30, 2009	December 31, 2008
	Unaudited
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $83,911 and $114,078, respectively)	$84,911	$115,332
Equity securities (cost of $10,991 and $14,229, respectively)	10,046	10,586
Other long-term investments (cost of $300)	300	300

Total investments	95,257	126,218

Cash and cash equivalents	100,908	31,689
Accrued investment income	1,112	1,392
Premiums receivable, net of allowances for credit losses of $403 and $305, respectively	15,095	10,216
Reinsurance recoverable on paid and unpaid losses	22,716	22,604
Prepaid reinsurance premiums	82,232	26,518
Deferred policy acquisition costs, net	12,566	9,075
Property and equipment at cost, net of accumulated depreciation and amortization of $293 and $254, respectively	255	294
Capitalized software, net of accumulated amortization of $166 and $53, respectively	1,204	1,232
Deferred income tax assets, net	578	2,744
Other assets	1,519	1,139

Total Assets	$333,442	$233,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$41,443	$40,098
Unearned premiums	93,866	74,384
Reinsurance payable	85,281	16,694
Advance premiums	5,453	2,152
Accounts payable and accrued expenses	15,275	12,871
Current portion of notes payable	5,209	4,621
Income taxes payable	107	1,366
Other liabilities	542	1,326
Long-term notes payable	36,296	36,682

Total Liabilities	283,472	190,194

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2009 and 2008	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 and 10,548,932 issued and outstanding for 2009 and 2008, respectively	1	1
Additional paid-in capital	75	—
Accumulated other comprehensive income (loss)	34	(1,490)
Retained earnings	49,860	44,416

Total Stockholders’ Equity	49,970	42,927

Total Liabilities and Stockholders’ Equity	$333,442	$233,121